Exhibit 10.36

Execution Version

CONCRETE PUMPING HOLDINGS ACQUISITION CORP.

28 West 44th Street, Suite 501

New York, New York 10036

December 6, 2018

Nuveen Alternatives Advisors, LLC

730 Third Avenue

New York, New York 10017

Attention: Managing Director and General Counsel

Ladies and Gentlemen:

This agreement (this “Letter Agreement”) is written in connection with the investment by Nuveen Alternatives Advisors, LLC and its affiliates (the “Investor”) in Concrete Pumping Holdings Acquisition Corp., a Delaware corporation (the “Corporation”), pursuant to that certain Subscription Agreement, dated as of September 7, 2018, by and among the Investor, the Corporation and Industrea Acquisition Corp., a Delaware corporation (the “Subscription Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Subscription Agreement. In connection with such investment, the undersigned agree as follows:

1.	Board Observer.

For so long as the Investor beneficially owns an aggregate of 5.0% or more of the aggregate number of shares of the common stock, par value $0.0001 per share, of the Corporation, including the stock into which the Preferred Stock is convertible, and any securities into which the common stock may be reclassified (the “Common Stock”), outstanding on a fully diluted, as-converted basis, the Investor shall be entitled to designate one individual to serve as a non-voting observer (the “Board Observer”) of the board of directors of the Corporation (the “Board of Directors”) to attend all meetings of the Board of Directors of the Corporation (including any closed session) in a non-voting capacity, and in connection therewith, the Corporation shall give such Board Observer copies of all notices, minutes, consents and other materials, financial or otherwise, which the Corporation provides to its Board of Directors (including any closed session materials); provided, however, that the Corporation reserves the right to exclude such Board Observer from access to any material or meeting or portion thereof if the Corporation believes in good faith upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential information or for other similar reasons. The Board Observer shall execute a customary non-disclosure agreement in a form provided by the Corporation with respect to information provided or otherwise made available to the Board Observer in connection with its attendance at meetings of the Board of Directors. The Investor shall be responsible for all costs, expenses and risks related to the designation and service of the Board Observer.

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2.	Subscription Rights.

(a)       The Investor shall have the right to purchase equity securities that are issued by the Corporation in any capital raising transaction (each an “Additional Issuance”) that occurs after the Closing Date to the extent necessary in order to maintain the Investor’s then-existing pro rata ownership percentage in the Company on a fully diluted, as-converted basis (the “Additional Shares”). For the avoidance of doubt, Additional Issuances shall not include: (i) issuances or grants of equity securities (including, without limitation, options and restricted stock units) pursuant to any management incentive equity plan adopted by the Company; (ii) issuances of equity securities by the Company to the seller(s) in consideration for an acquisition of any assets, business or entity undertaken by the Company or any subsidiary of the Company; (iii) issuances of equity securities in connection with any equity split or reverse equity split or equivalent action by the Company; and (iv) issuances of equity securities by the Company in connection with a debt financing of the Company or any of its subsidiaries.

(b)       If the Investor is entitled to purchase Additional Shares pursuant to Section 2(a) above, then the Corporation shall give, by first class mail postage prepaid, addressed to the Investor at the address of the Investor as shown on the books of the Corporation, at least fifteen (15) days prior written notice of the date when the Additional Issuance shall take place. For a period of ten (10) Business Days (the “Exercise Period”) after the date on which notice regarding the Additional Issuance is deemed to have been delivered to the Investor, the Investor shall have the right to purchase all or any part of the Additional Shares on terms and conditions no less favorable than as are being offered to any other participant in the Additional Issuance. In order to exercise its right hereunder, the Investor must deliver written notice to the Corporation within the Exercise Period.

3.	General.

(a)       The Corporation represents and warrants to the Investor that, as of the date hereof, (i) no series of equity securities of the Corporation has been issued and is outstanding that ranks senior to or pari passu with the Preferred Stock in liquidation preference and (ii) no borrowed money indebtedness has been incurred by the Corporation that ranks junior to the Term Loan and the ABL Facility.

(b)       The terms of this Letter Agreement shall become effective upon the execution and delivery of this Letter Agreement by each of the parties hereto. This Letter Agreement may not be modified or amended, unless expressly agreed to in writing by the Investor and the Corporation. Nothing in this Letter Agreement shall be construed to limit your obligations under the Subscription Agreement or any agreement related thereto. This Letter Agreement may be executed in any number of counterparts, any one of which need not contain the signatures of more than one party, but all of such counterparts together shall constitute one agreement, and such counterparts that are delivered by PDF or other electronic means shall be treated as originals for all purposes. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state. The execution and delivery of this Letter Agreement by the Investor constitutes the representation that (x) the Investor is authorized to execute this Letter Agreement and (y) the terms of this Letter Agreement are binding upon, and in full force and effect against, the Investor.

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If the above correctly reflects your understanding and agreement with respect to the foregoing matters, please so confirm by signing this Letter Agreement.

Sincerely,

Concrete Pumping Holdings Acquisition Corp.

By:	/s/ Tariq Osman
Name:	Tariq Osman
Title:	President

Accepted and agreed as of the date first above written:

Nuveen Alternatives Advisors, LLC, on behalf of

one or more funds and accounts

By:	/s/ Derek Fricke
Name:	Derek Fricke
Title:	Senior Director

[Signature Page to Side Letter]